EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is made and entered into as of December 31, 2012, by and between Tree Top Industries, Inc., a Nevada corporation ("Purchaser"), TTII Oil & Gas, Inc., a Delaware corporation and a subsidiary of Purchaser (“Subsidiary”), and American Resource Technologies, Inc., a Kansas corporation ("Seller").

RECITALS

A.           Seller owns the assets listed on Schedule 2.2 (the “Assets”).

B.           Purchaser, through the Subsidiary, desires to acquire, and Seller desires to sell the Assets.

C.           Purchaser, Subsidiary and Seller (each a “Party” and collectively. the "Parties") desire to evidence their agreement to the terms and conditions of the purchase and sale of the Assets as set forth in this Agreement.

In consideration of the recitals and the representations, warranties and covenants set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, each of the following terms has the meaning specified below:

"Accounts Payable" means any and all trade accounts payable, accrued expenses and other current liabilities of Seller arising out of the business of Seller.

“Acquisition Shares” has the meaning specified in Section 2.2.

"Affiliate" means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person.  The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock or other equity interests, by contract, credit arrangement or otherwise.

"Agreement" means this Asset Purchase Agreement, as amended, supplemented or modified from time to time in accordance with the express terms hereof.

"Assets" has the meaning specified in the Recitals to this Agreement.

"Assumed Liabilities" has the meaning specified in Section 2.3.

"Basket" has the meaning specified in Section 7.6(b).

"Claim" has the meaning specified in Section 7.1.

"Closing" means the consummation of the purchase and sale of the Assets hereunder which shall occur on the Closing Date.

"Closing Date" has the meaning specified in Section 3.1.

"Code" means the Internal Revenue Code of 1986, as amended.

"Employee Benefit Arrangements" means any and all pension, supplemental pension, accidental death and dismemberment, life and health insurance and benefits (including medical, dental, vision and hospitalization), short- and long-term disability, savings, bonus, deferred compensation, incentive compensation, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, flexible spending account programs and other employee benefit plans, contracts or policies providing employee or executive compensation or benefits to the Seller’s employees, other than the Employee Benefit Plans.

          "Employee Benefit Plans" means any and all "employee benefit plans," as defined in Section 3(3) of ERISA, maintained or contributed to by the Seller or in which the Seller participates or participated and which provides benefits to the Seller’s employees, including (i) any such plans that are "employee welfare benefit plans" as defined in Section 3(1) of ERISA and (ii) any such plans that are "employee pension benefit plans" as defined in Section 3(2) of ERISA.

“Escrow Agent” means Peter DiChiara PLLC.

“Escrow Agreement” means the escrow agreement among the Seller, Subsidiary, Purchaser and Escrow Agent.

 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"GAAP" means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor), consistently applied.

"Governmental Authority" means any national, state, county or municipal government, domestic or foreign, any agency, board, bureau, commission, court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over Purchaser or Seller, as the case may be, or any of its properties or assets.

"Indemnified Person" has the meaning specified in Section 7.1.

"Indemnifying Party" has the meaning specified in Section 7.1.

"Intellectual Property Rights" means any and all proprietary and technical information, patents and patent rights, patent applications, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark applications, copyrights, trade secrets, web content, supplier lists and other supplier information, customer lists and other customer information, price lists, field performance data, research materials, other proprietary intangibles, technical know-how, business and product know-how, engineering and other drawings, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and operating and quality control manuals and data directly relating to and used exclusively for the business of Seller.

"Knowledge" (whether or not capitalized) means (a) with respect to a natural Person, the actual knowledge of that Person, and (b) with respect to a Person which is a business entity, the actual knowledge of each of the officers, directors, managers, and partners of such entity.

"Lease" means that certain Lease Agreement for a 75% working interest in the Ownbey Lease located in Chautauqua County Kansas, a form of which is attached hereto as Exhibit I.

"Lien" means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

"Material Adverse Effect" means (a) when used with respect to Seller, a result or consequence that would materially adversely affect the condition (financial or otherwise) or the aggregate value of the Assets, or would materially impair the ability of Seller (taken as a whole) to own, hold, develop and operate its assets or would impair Seller's ability to perform its obligations hereunder or consummate the transactions contemplated hereby; and (b) when used with respect to Purchaser, a result or consequence that would materially impair the ability of Purchaser to own, hold, develop and operate the Assets in the manner operated by Seller prior to the Closing Date, or would impair Purchaser's ability to perform its obligations hereunder or consummate the transactions contemplated hereby.

“Notes Receivable” means the assets listed on Schedule 2.2 under the caption “Notes Receivable”.

“Party” or "Parties" has the meaning specified in the Recitals to this Agreement.

"Patents" means the assets listed on Schedule 2.2 under the caption “Patents”.

"Permitted Liens" means the Assumed Liabilities.

"Person" (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, business trust or other entity or organization, whether or not a Governmental Authority.

"Purchase Price" has the meaning specified in Section 2.2.

"Purchaser" has the meaning specified in the introductory paragraph of this Agreement.

"Purchaser Claims" has the meaning specified in Section 7.6(b).

"Purchaser Representative" means the Purchaser’s Chief Executive Officer or other authorized representative of Purchaser (including legal, accounting and financial advisors and agents authorized to act on behalf of Purchaser).

"Responsible Officer" means, with respect to either Party, any Manager, the Chairman, Chief Executive Officer, Chief Operating Officer, President, Chief Financial Officer or any Vice President of such Party.

“Securities Act” means the Securities Act of 1933, as amended.

"Seller" has the meaning specified in the introductory paragraph of this Agreement.

"Seller Contracts" means all written and oral agreements, contracts, purchase orders, sales orders, commitments and understandings directly relating to Seller to which Seller is a party, by which Seller is directly or indirectly bound, or to which any of the Assets may be subject. All such Seller Contracts are listed on Schedule 4.14.

"Seller Permits" means any and all permits, licenses, variances, exemptions, orders, franchises, approvals, consents, registrations and authorizations of all Governmental Authorities held by Seller directly relating to the ownership, use or operation of Seller or the Assets.  All such Seller Contracts are listed on Schedule 4.14.

"Seller Representative" means any director, officer or other authorized representative of Seller (including legal, accounting and financial advisors and agents authorized to act on behalf of Seller).

"Subsidiary" has the meaning specified in the introductory paragraph of this Agreement.

"Taxes" means taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

"Third-Party Consent" means the consent or approval of any Person other than any of Seller, Purchaser or any Governmental Authority.

1.2           Other Definitional Provisions.  All references in this Agreement to Schedules, Exhibits, Articles, Sections, subsections and other subdivisions refer to the corresponding Schedules, Exhibits, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.  Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes.

ARTICLE II
PURCHASE AND SALE

2.1           Purchase and Sale.  At the Closing, upon the terms and subject to the conditions contained herein, Seller shall sell, transfer, assign, convey and deliver to Subsidiary, and Subsidiary shall purchase, accept and acquire from Seller, all of Seller's right, title and interest in and to all of the Assets.

2.2          Purchase Price. In full consideration for the purchase of the Assets, contemporaneous with the conveyance and delivery of the Assets to the Subsidiary at the Closing, Purchaser shall

(a)          issue certificates in the name of the Seller for shares of the Purchaser’s common stock equal to a market value of $500,000 (based on the average closing market price of the ten trading days prior to Closing (the “Acquisition Shares”); and

(b)          minimum royalty payments of 10% on all  royalties and/or proceeds, net of all expenses and costs, from the sale or license of the Patents.

25% of the Acquisition Shares will be delivered to the Seller within five days of the execution of this Agreement.  The remaining 75% of the Acquisition Shares shall be delivered to the Escrow Agent upon execution of this Agreement to be held and delivered pursuant to the Escrow Agreement.
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2.3           Limited Assumption of Liabilities.  The Purchaser and the Subsidiary are not assuming, accepting or undertaking any debt, obligation, duty or liability of Seller of any kind whatsoever, accrued, contingent or otherwise, whether arising out of the operation, use or ownership of the Assets, the sale of products, or otherwise (including with respect to Taxes) except for the obligations set forth on Schedule 2.3 (the "Assumed Liabilities"); provided that payments made by the Purchaser or Subsidiary shall not exceed $398,250, shall only be paid from 50% of the net collections (after deducting the costs of collection) from the Notes Receivable, and shall not accrue interest.  For the avoidance of doubt, the "Assumed Liabilities" shall not include any Accounts Payable arising with respect to the period before the Closing.

2.4          Delivery of Assets.  Title to and possession of the Assets shall be delivered and transferred by Seller to the Subsidiary at the Closing.

2.5          Instruments of Conveyance and Transfer.  At the Closing, Seller shall execute and deliver to the Subsidiary, as appropriate, one or more special warranty deeds, bills of sale, instruments of assignment, certificates of title, registrations, licenses and other documents as may be reasonably necessary or appropriate (a) to vest in the Subsidiary title to all of the Assets, free and clear of any and all Liens (other than Permitted Liens) and (b) to carry out the transactions contemplated by this Agreement.

2.6          Allocation.  The Purchase Price shall be allocated among the Assets as set forth on Schedule 2.7.

ARTICLE III
CLOSING

3.1           Closing.  The Closing will take place at the offices of Sichenzia Ross Friedman Ference with the execution and delivery of this Agreement (the "Closing Date").

3.2           Closing Obligations of Seller.  At the Closing, Seller shall deliver to Purchaser:

(a)	instruments of conveyance and transfer described in Section 2.5 executed by Seller;

(b)	a legal opinion of Seller’s counsel in a form reasonably acceptable to Purchaser;

(c)
a certificate dated as of the Closing Date, executed by the Seller’s corporate secretary in form and substance of Exhibit II, certifying in each case as to the organizational documents of the Seller and the approval of the board of directors of the Seller approving the transactions contemplated by this Agreement and the documents to be entered into in connection with this Agreement;

(d)
 a certificate, dated as of the Closing Date, executed by an authorized officer of the Seller in form and substance of Exhibit III  certifying in each case as to the fulfillment of its obligations under this Agreement and that the Representations and Warranties contained in this Agreement are true as of the Closing Date;

(e)	such other certificates and documents as may be called for under this Agreement or as Purchaser or Subsidiary may reasonably request.

3.3           Closing Obligations of Purchaser and Subsidiary.  At the Closing, Purchaser shall deliver to Seller:

(a)	the Purchase Price (provided that, the Purchaser may deliver stock certificates for the Acquisition Shares within 15 business days of the Closing);

(b)	such other certificates and documents as may be called for under this Agreement pursuant to Section 6.6.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

4.1           Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas, and has the requisite power and authority to own, lease and operate the properties of Seller, to conduct the business of Seller as it is presently being conducted, and to enter into and perform its obligations under this Agreement.

4.2           Authority.  Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate and/or other action, and no further corporate or other action is necessary on the part of Seller for Seller to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

4.3           Validity and Binding Effect.  This Agreement has been duly executed and delivered on behalf of Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

4.4           No Violations.  The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Seller with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the Assets under, any provision of (a) the Certificate of Incorporation or Bylaws or other organizational documents of Seller; (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other contract, agreement or instrument applicable to Seller; or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or any of its properties or assets.

4.5           Consents and Approvals.  No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby and no Third-Party Consent that has not been obtained is required by or with respect to Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

4.6           Assets.  Seller has title to all of the Assets, and the Assets are being conveyed to Purchaser, free and clear of any Liens other than Permitted Liens.

4.7           Absence of Certain Changes or Events.  Since January 1, 2012, Seller has operated the Seller business only in the usual and ordinary course and consistent with past practices, and Seller has not suffered any material loss, damage, destruction or other casualty (whether or not covered by insurance) with respect to the Assets;

4.8           Commitments.  Seller has not entered into, and the Assets are not bound by, any commitment (whether or not in writing) which may, in any material respect, prevent the transactions contemplated by this Agreement.

4.9           Compliance with Laws.  Seller is not in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any applicable law, rule, regulation, order, writ, decree or judgment of any Governmental Authority applicable to Seller; and no investigation or review by any Governmental Authority is pending or, to the knowledge of Seller, threatened with respect to Seller.

4.10           Litigation.  No litigation, arbitration, investigation or other proceeding of any Governmental Authority is pending or, to the knowledge of Seller, threatened against Seller, relating to the business of Seller or the Assets and Seller is not subject to any outstanding injunction, judgment, order, decree or ruling relating to Seller or the Assets.  There is no litigation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting Seller that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Seller in connection with the transactions contemplated hereby.

4.11           Intellectual Property.  Schedule 4.11 includes a complete and accurate list of all Intellectual Property Rights that, to Seller’s knowledge, are necessary for the operation, or continued operation, of the business of Seller or for the ownership and operation, or continued ownership and operation, of any of the Assets as presently owned and operated.  Seller holds valid and continuing authority in connection with Seller's use of the Intellectual Property Rights.  To the knowledge of Seller, the conduct of the Seller business, and Seller's use of the Intellectual Property Rights, do not infringe any known Intellectual Property Rights or any other proprietary right of any Person.  Seller has not received any written notice from any other Person pertaining to or challenging the right of Seller to use any of the Intellectual Property Rights.  Other than the licenses listed on Schedule 4.11, Seller does not own or use any Intellectual Property Right pursuant to a third party license or royalty agreement and Seller has not granted any Person any rights to use Intellectual Property Rights.  No employee of Seller is subject to any agreement with a prior employer or other Person that in any way adversely affects or will adversely affect the Seller business or the performance of the employee's duties as an employee.  Seller has taken reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and other confidential Intellectual Property Rights, as applicable.

4.12           Insurance.  Seller has the ability to obtain insurance from financially sound and reputable insurers, covering Seller with respect to the business of Seller in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to Seller and owning properties in the same general area in which Seller conducts Seller.

4.13           Employee Benefit Arrangements and Employee Benefit Plans.    The Seller does not have any Employee Benefit Arrangements or Employee Benefit Plans.

4.14           Contracts and Agreements; Permits.  Schedule 4.14 contains a complete and accurate list of all Seller Contracts.  Each Seller Contract is in full force and effect and is enforceable in accordance with its terms; the rights of Seller under the Seller Contracts are free and clear of all Liens other than Permitted Liens; Seller has performed in all material respects all the obligations required to be performed by it under the Seller Contracts; there has been no threatened cancellation or termination of any of the Seller Contracts and there are no outstanding disputes thereunder; and each of the Seller Contracts is with an unrelated third party and was entered into on an arm's-length basis.  The Seller is in compliance with all of its Seller’s Permits.  All Seller’s Permits are listed on Schedule 4.14

4.15           Taxes.  Seller or Seller has (a) timely filed all federal, state and local returns, declarations, reports, estimates, information returns and statements required to be filed by it or on its behalf with respect to any Taxes relating to the business of Seller; (b) timely paid all Taxes relating to the business of Seller that are due and payable for which Seller may be liable, including any applicable property taxes in the jurisdictions in which Seller has real or fixed property and sales taxes in the jurisdictions in which Seller sells its products; (c) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes relating to the business of Seller; and (d) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over with respect to Seller's employees who are engaged in the business of Seller.

4.16           Real Property.  Except for the real estate covered by the Lease, Seller does not own, lease, or utilize any real property. Seller has delivered to Purchaser a true and complete copy of the Lease.  Seller has not subleased any of the premises covered by the Lease or any portion thereof.  All rental and other payments and other obligations required to be paid and performed by Seller pursuant to the Lease have been duly paid and performed.

4.19           Absence of Certain Business Practices.  Neither Seller nor any of its directors, managers, employees or agents has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the business of Seller (or assist Seller in connection with any actual or proposed transaction relating to the business of Seller):  (a) which will result in Seller incurring any damage or penalty in any civil, criminal or governmental litigation or proceeding relating to the business of Seller; (b) which, if not continued in the future, could reasonably be expected to have a Material Adverse Effect on the business of Seller or which will result in Seller paying any penalty in any private or governmental litigation or proceeding relating to the business of Seller; or (c) for establishment or maintenance of any concealed fund or concealed bank account relating to the business of Seller.

4.20           Solvency.

(a) Seller is not now insolvent and will not be rendered insolvent by the consummation of the transactions contemplated by this Agreement. As used in this section, "insolvent" means that the sum of the debts and other probable liabilities of Seller exceed the present fair saleable value of Seller's assets.

(b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its liabilities as they become due in the usual course of business, (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business and (iii) Seller will have assets (calculated at fair market value) that exceeds its liabilities.

4.21           Books and Records.  All books, records and files of Seller relating to the Assets and the business of Seller (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures; and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by Seller of the Assets and the business of Seller.

4.22           Condition of Assets. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted. Seller has provided Purchaser access to all operating and maintenance logs relating to the Assets.  No Asset is in need of material repairs, modifications or upgrades (other than maintenance in accordance with the manufacturer’s recommended maintenance described in the manufacturer’s manuals that have been made available to Purchaser).

4.24           Securities Laws Representations.

(a)            The Acquisition Shares will be acquired for investment purposes for Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  Seller has neither any present intention of effecting, nor any agreement, understanding or arrangement with any Person regarding, the sale, the granting of any participation in or any other distribution or transfer of any of the Acquisition Shares.

(b)            Seller has had an opportunity to ask questions and receive answers from Purchaser regarding the terms and conditions of the offering of the Acquisition Shares pursuant to this Agreement and the business, operations, properties and assets of Purchaser.

(c)            Seller acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Acquisition Shares and has such knowledge and experience in financial or business matters such that it is capable of evaluating the merits and risks of the investment in the Acquisition Shares.  Seller has not been organized for the purpose of acquiring the Acquisition Shares.

(d)            Seller is an “accredited investor” within the meaning of Rule 501, as presently in effect, of Regulation D under the Securities Act.

(e)            Seller understands that the Acquisition Shares are characterized as “restricted securities” under United States federal securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that, under such laws and applicable regulations, such Acquisition Shares may be resold without registration under the Securities Act only in certain limited circumstances.  Seller is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  Seller understands that an investment in the Acquisition Shares involves an extremely high degree of risk and may result in a complete loss of Seller’s investment.  Seller understands that the Acquisition Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus Seller will not be able to resell or otherwise transfer such Acquisition Shares unless such Acquisition Shares are subsequently registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

(f)            Seller has no immediate need for liquidity in connection with such Seller’s investment in the Acquisition Shares, does not anticipate that it will be required to sell the Acquisition Shares in the foreseeable future and has the capacity to sustain a complete loss of its investment in the Acquisition Shares.

(g)            Seller understands that the instruments evidencing the Acquisition Shares may bear a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE SECURITIES ACT.”

(h)  Seller acknowledges and confirms that it has read this Agreement in its entirety, that it has been given the opportunity to consider the Agreement and seek independent legal counsel and advice and that it enters into this Agreement voluntarily and intending to be legally bound.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SUBSIDIARY

Purchaser and Subsidiary hereby represents and warrants to Seller as follows:

5.1           Organization.  The Purchaser and the Subsidiary are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and have the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted.

5.2           Authority.  The Purchaser and the Subsidiary have full power and authority to execute and deliver this Agreement and to perform the obligations hereunder.  The execution, delivery and performance of this Agreement by Purchaser and Subsidiary have been duly authorized by all necessary corporate and other action, and no further corporate or other action is necessary on the part of Purchaser and Subsidiary for Purchaser and Subsidiary to execute and deliver this Agreement and to consummate and perform its obligations hereunder.

5.3           Validity and Binding Effect.  This Agreement has been executed and delivered on behalf of Purchaser and Subsidiary and constitutes the legal, valid and binding obligation of each Party, enforceable against each Party in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles, regardless of whether enforceability is considered in a proceeding at law or in equity.

5.4           Funding.  Purchaser has available adequate funds in an aggregate amount sufficient to pay (a) all amounts required to be paid to Seller upon the Closing under this Agreement, and (b) all expenses incurred or which will be incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby.

ARTICLE VI
COVENANTS

6.1           Brokers' Fees.  Each of Seller and Purchaser represents and warrants to the other that it has not incurred any liability for brokerage fees, finder's fees, agent's commissions, or other similar forms of compensation in connection with or in any way related to the transactions contemplated by this Agreement.  Each of Seller and Purchaser agrees to indemnify, defend and hold the other and its related persons harmless from any claim or demand for any commission, fee or other compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of the indemnifying party, and to bear the cost of attorneys' fees and expenses incurred in defending against any such claim.

6.2           Additional Arrangements.  Subject to the terms and conditions herein provided, each of Seller and Purchaser shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under applicable laws and regulations or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using such Party's reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings.  Each of Seller and Purchaser shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable.  In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of Seller and Purchaser shall use reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

6.3           Proration of Property Taxes.  Seller and Purchaser shall adjust and apportion all ad valorem taxes on personal property or other like charges levied, assessed or imposed upon any of the Assets, all as of the Closing Date.  Should any such tax, assessment or charge be undetermined on the Closing Date, the last determined tax, assessment or charge shall be used for the purpose of adjustment.  All adjustments shall be made as soon as practicable after Closing and invoiced to Purchaser.

6.4           Payment of Expenses.  Each of Purchaser and Seller shall bear its own expenses incurred in connection with the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants engaged by it.

6.5           Public Announcements.  Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other Party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law, securities regulations or stock exchange rules.

6.6           Further Assurances.  From time to time after the Closing, each of the Parties will execute and deliver such further instruments of conveyance and transfer and take such other action as the other Party may reasonably request in order to more effectively convey and transfer the Assets and to assist in completing the transactions contemplated by this Agreement.

6.7           Taxes.  Purchaser shall bear and pay any applicable sales and/or use taxes and other transfer taxes payable in connection with the sale of assets contemplated by this Agreement.  Seller shall be responsible for remitting any applicable sales and/or use taxes and other transfer taxes collected to the appropriate state agencies.  Purchaser shall also pay any Taxes or fees required to register the change of ownership of Assets from Seller to Purchaser.  Each of Seller and Purchaser shall prepare and file with the Internal Revenue Service, along with its federal tax return, Form 8594, Asset Acquisition Statement, allocating the value of the Assets, as set forth in Schedule 2.7.  Kansas sales tax on the value attributable to fixed assets sold to Purchaser shall be invoiced to Purchaser at closing and shall be paid to Seller within fifteen (15) days of closing.

6.8           Invoices.  Purchaser shall timely pay all invoices received by it whether they be received prior to the date of this Agreement or following the date of this Agreement relating to Accounts Payable arising with respect to the period before the Closing.

ARTICLE VII
INDEMNIFICATION AND THIRD PARTY CLAIMS

7.1           Indemnification.  Each of Seller and Purchaser (each an "Indemnifying Party"), hereby agrees to indemnify, defend and hold harmless the other Party, and its directors, managers, officers, employees and controlled and controlling persons (hereinafter, collectively, "related persons"), from and against all Claims asserted against, resulting to, imposed upon or incurred by such Party or such Party's related persons (an "Indemnified Person"), to the extent resulting from (a) the inaccuracy or breach of any representation or warranty of the Indemnifying Party contained in or made pursuant to this Agreement, or (b) the breach of any covenant of the Indemnifying Party contained in or made pursuant to this Agreement.  As used in this Article VII, the term "Claim" shall include (x) all debts, liabilities and obligations, (y) all losses, damages, costs and expenses, including pre- and post-judgment interest, penalties, court costs and attorneys' fees and expenses, and (z) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid.

7.2           Pre-Closing Operations.  Seller further hereby agrees to indemnify, defend and hold harmless Purchaser and Purchaser's related persons from and against all Claims asserted against, resulting to, imposed upon or incurred by Purchaser with respect to (a) any liabilities of Seller which are not Assumed Liabilities, or (b) the ownership, operation, use or enjoyment of the Assets by Seller prior to the Closing.

7.3           Post-Closing Operations.  Purchaser further hereby agrees to indemnify, defend and hold harmless Seller and Seller's related persons from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller with respect to (a) any of the Assumed Liabilities, (b) the ownership, operation, use or enjoyment of the Assets by Purchaser after the Closing or (c) obligations under the Seller Contracts arising after the Closing.

7.4           Defense of Third Party Claims.  In the event any Claim is asserted against any Indemnified Person by a third party, the Indemnified Person shall with reasonable promptness notify the Indemnifying Party of such Claim.  If the Indemnified Person does not so notify the Indemnifying Party within 15 days after becoming aware of such Claim, then the Indemnifying Party shall, if such delay materially prejudices the Indemnifying Party with respect to the defense of such Claim, be relieved of liability hereunder in respect of such Claim but only to the extent of the damage caused by such delay.  In any such proceeding, following receipt of notice properly given, the Indemnifying Party shall be entitled, at its sole discretion, to assume the entire defense of such Claim (with counsel selected by it which is reasonably satisfactory to the Indemnified Person or Persons), and the Indemnifying Party shall bear the entire cost of defending such Claim.  The Indemnifying Party shall not have the right to settle any such Claim without the written consent of the Indemnified Person or Persons.  In the event of the assumption of the defense by the Indemnifying Party, the Indemnifying Party shall not be liable for any further legal or other expenses subsequently incurred by the Indemnified Persons in connection with such defense unless otherwise agreed to in writing by the Indemnifying Party or as herein provided; provided, however, the Indemnified Persons shall have the right to participate in such defense, at their own cost, and the obligation to cooperate therewith.

7.5           Survival.  The representations, warranties, covenants and agreements made in this Agreement or in any certificate or instrument delivered in connection herewith shall be in full force and effect notwithstanding any investigation made by or disclosure made to any Party, whether before or after the date hereof, shall survive the execution and delivery of this Agreement, and shall survive the Closing and continue to be applicable and binding thereafter for the period set forth in Section 7.6(a) (except with respect to Claims relating to Taxes, which shall survive indefinitely).   At the end of such period, the same shall terminate and be extinguished, except to the extent a Claim has been asserted during such period.

7.6           Limit on Indemnity Obligations.

(a)           Except with respect to Claims for Taxes as set forth in Section 7.5, no Indemnified Person shall be entitled to seek indemnification from any Indemnifying Party pursuant to Section 7.1, Section 7.2 or Section 7.3 with respect to any Claim unless such Indemnified Person notifies such Indemnifying Party of such Claim within three years after the Closing Date.

(b)           If the total amount of all Claims which Purchaser or any of its related persons has the right to assert against Seller under this Article VII ("Purchaser Claims") does not exceed an amount equal to one percent of the Purchase Price (the "Basket"), then Seller shall have no obligation under this Article VII with respect to any such Claim.  If the total amount of all Purchaser Claims exceeds the Basket, then Seller's obligations under this Article VII shall include the amount of the Basket and the amount by which the aggregate amount of all Purchaser Claims exceeds the Basket.

(c)           Seller's obligations for Purchaser Claims shall be limited to an aggregate maximum amount equal to Twenty (20) Percent of the Purchase Price, except with respect to Claims relating to Taxes or resulting from fraud by the Seller, for which no limits to Seller’s obligations will apply.

(d)           Except as otherwise specifically provided in this Agreement, in the absence of fraud, the sole and exclusive remedy of both Purchaser and Seller hereunder or otherwise in connection with Claims for matters covered in Sections 9.1, 9.2 and 9.3 shall be restricted to the indemnification rights set forth in this Article VII.

ARTICLE VIII
MISCELLANEOUS

8.1           Governing Law and Disputes.  This Agreement shall be governed by and construed in accordance with the substantive law of the State of New York without giving effect to the principles of conflicts of law thereof.  If a dispute arises out of or relates to this Agreement, or the breach hereof, the parties agree first to try in good faith to settle the dispute by mediation under the Commercial Mediation Rules of the American Arbitration Association, before resorting to arbitration.  Thereafter, any remaining unresolved controversy or claim arising out of or relating to this Agreement, or breach hereof, shall be settled by arbitration before a sole arbitrator (a former federal judge, unless otherwise mutually agreed to by the parties Seller and the Purchaser in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.  The seat of the arbitration shall be in New York, New York. and the decision of the arbitrators shall be final.  The prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

8.2           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.  Signatures transmitted by facsimile or in portable document format (pdf) shall be deemed to be original signatures.

8.3           Assignment; Binding Effect.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

8.4           Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto and any documents referred to herein) constitutes the entire agreement between the Parties, and supersedes any prior understandings, agreements, arrangements and representations between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5           Notices.  All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be sent by (a) personal delivery (effective upon delivery), (b) facsimile (effective on the next day after transmission), (c) recognized overnight delivery service (effective on the next day after delivery to the service), or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:

If to Purchaser and Subsidiary:

Tree Top Industries, Inc.
511 Sixth Avenue, Suite 800,
New York, NY 10011
Attention: David Reichman
Chief Executive Officer

With a copy (which shall not constitute notice) to:

Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Attention: Peter DiChiara

If to Seller:

American Resource Technologies, Inc.
1301 Custer Road #352-1009
Plano, TX 75075
Attention: Pat Wilson

With a copy (which shall not constitute notice) to:

Either Party may change its address for receiving notices by giving written notice of such change to the other Party in accordance with this Section 8.5.

8.6           Amendment.  This Agreement may be amended by the Parties at any time only by a written instrument signed on behalf of each of the Parties.

8.7           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.8           Waivers.  Either of the Parties may, to the extent legally allowed:  (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of either Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  The waiver by either Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

8.9           Enforcement of Agreement.  The Parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached.  Accordingly, the Parties hereby agree that each Party shall be entitled to seek an injunction to prevent a breach of this Agreement and shall be entitled to specific performance of the terms and provisions hereof in addition to any other remedy at law or in equity.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

"Purchaser"			"Seller"

TREE TOP INDUSTRIES, INC.			AMERICAN RESOURCE TECHNOGIES, INC.

By:	/s/ David Reichman	By:	/s/ Patricia Wilson
	David Reichman		Patricia Wilson
Chief Executive Officer

"Subsidiary"

By:	/s/ David Reichman
David Reichman

Schedules

2.2	-	Assets and Contracts
2.3	-	Assumed Liabilities
2.7	-	Allocation of Purchase Price
4.14	-	List of Seller Contracts and Seller Permits

Appendixes

Appendix I		Lease

Schedule 2.2

Assets

Oil Assets

1.  A 75% Working Interest in the Ownbey Lease located in Chautauqua County Kansas.

2.  Approximately 1 to 2 mile natural gas pipeline located in Montgomery County Kansas which is shut down and not in use.

3.  Fixed assets used owned by the Seller used by Seller on Ownbey lease.

Common Stock

1.  Common Stock interest representing 25% of the authorized common stock of Brasil Asset Management, Inc. (BAMO).

2.  ARUR owns a common stock interest representing 25% of the authorized common stock of Thor Geotrac.

3.  ARUR owns a common stock interest representing 25% of the authorized common stock of Ameribras Oklahoma.

Notes Receivable

1.  Receivable from SkyberCorp do Brasil (Ameribras) due and payable January 1, 2011 in the amount of $3,600,000.00.

2.  Receivable from Brasil Asset Management Projectos Limitada (BAMB) due and payable January 1, 2012 in the amount of $3,600,000.00.

3.  Promissory Notes Receivable:
a. Ameribras Energy, Inc.  $100,000.00 due May 13, 2010
b. Ameribras Energy, Inc.  $100,000.00 due June 15, 2010
c. Brasil Asset Management, Inc.  $350,000.00 due March 26, 2011

4.  Contract for Revenue with Brasil Asset Management, Inc. (BAMO) in the amount of $1,000,000.00 due and payable on or before January 30, 2011.

Patents

1.  ARUR owns the Gun Sight Patents which were acquired from the Bankruptcy Trustee for 21st Century Technologies, Inc.  The trustee sold the subsidiary company Innovative Weaponry, Inc. which owned the patents.

Schedule 2.3

Assumed Liabilities

Schedule 2.3

Assumed Liabilities

BKI	$11,000
Bruce and Diane Holding	$27,500
C.D. Capitol	$359,750
Total	$398,250

Schedule 2.7

Allocation of Purchase Price

EXHIBIT II
SECRETARY’S CERTIFICATE

I, ___________, Secretary of American Resource Technologies, Inc. (the “Company”), hereby certify on behalf of the Company as follows:

All capitalized terms not otherwise defined herein have the meanings set forth in the Asset Purchase Agreement dated the date hereof.

1. Attached hereto as Exhibit A is a true, correct and complete copy of the Certificate of Incorporation and Bylaws, as amended to date, of the Company.

2. Attached hereto as Exhibit B is a currently dated good standing certificate for the Company from Kansas.

3. Attached hereto as Exhibit C are true and correct copies of resolutions adopted by the Board of Directors of the Company authorizing, among other items, sale of the Assets.  No action of the Company’s Board of Directors or shareholders related to the above matters has been taken other than reflected in such resolutions. None of such resolutions have been amended or modified and are in full force and effect as of the date hereof.

4. Each of the persons listed below has been duly elected to and now holds the office of the Company below his name and is currently serving, in such capacity, and the signature of each such person set forth opposite his name is his true and genuine signature:

Name and Office		Signature

Name:
Title:	Chief Executive Officer

Name:
Title:	Chief Financial Officer

5. Each person who, as an officer of the Company, signed any Transaction Agreement, or any other document delivered on or prior to the date hereof in connection with such documents was, at the time or respective times of such execution and delivery or such documents, duly qualified and acting as such officer, with authority to execute any of such documents, and the signature of each such person appearing on any such documents in his or her respective genuine signature.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the ___ day of December 2012.

American Resource Technologies, Inc.

________________________________
Secretary

EXHIBIT III

OFFICER’S CERTIFICATE

Dated: December __, 2012

I, ___________, hereby certify that I am the ___________ of American Resource Technologies, Inc., a corporation incorporated under the laws of the State of Kansas (the “Company”), and that I am authorized to execute and deliver this certification pursuant to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), by and among the Company with those investors and other signatories thereto.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

The undersigned hereby further certifies in his capacity as an officer of the Company (and not in his individual capacity), and on behalf of the Company, as follows:

1.           Each of the representations and warranties of the Company set forth in the Purchase Agreement are true and correct in all material respects as of the date hereof (except for representations and warranties that speak as of an earlier date, which shall be true and correct in all material respects as of such earlier date);

2.           The Company has performed in all material respects all obligations and covenants required to be performed by it on or prior to the Closing;

3.           No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated by the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate as of the date first set forth above.

_______________________________
Name:
Title:

EXHIBIT IV
[Letterhead of Seller’s Counsel]

                             ________, 2012

Tree Top Industries, Inc.
511 Sixth Avenue, Suite 800,
New York, NY 10011

Re:           Asset Purchase Agreement

Ladies and Gentlemen:

We have acted as special counsel to American Resource Technologies, Inc., a Kansas corporation (the “Company”), in connection with the sale by the Company of certain assets pursuant to an asset purchase agreement dated on or about the date hereof (the “Purchase Agreement”), between the Company, Tree Top Industries, Inc. and TTII Oil & Gas, Inc. (the “Purchaser”). Terms used in this opinion that are defined in the Purchase Agreement and are not otherwise defined herein have the same meaning herein as in the Purchase Agreement.

In so acting, we have examined (i) the Purchase Agreement, (ii) the Lease, (iii) the Company’s Certificate of Incorporation, as in effect on the date hereof (the “Certificate of Incorporation”), and (iv) the Company’s Bylaws, as in effect on the date hereof (the “Bylaws”), and we have examined and considered such corporate records, certificates and matters of law as we have deemed appropriate as a basis for our opinions set forth below.

Based upon the foregoing and subject to the assumptions, limitations, qualifications and exceptions stated herein, we are of the opinion that as of the date hereof:

(1)           The Company is a corporation incorporated and validly existing under the laws of Kansas with the requisite corporate power to own and operate its properties and assets and to carry on its business as presently conducted.

(2)           The Company has the requisite corporate power and authority to enter into and perform the Purchase Agreement and the actions contemplated by the Purchase Agreement. The execution and delivery of the Purchase Agreement by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its shareholders or its Board of Directors is required. The Purchase Agreement has been duly executed and delivered by the Company.

(3)           The execution, delivery and performance of and compliance with the terms of the Purchase Agreement, do not violate any provision of the Certificate of Incorporation or Bylaws of the Company.

(4)           The Purchase Agreement is the valid and binding obligations of the Company in accordance with their respective terms.

(5)           The instruments of conveyance and transfer which are being delivered by the Company to the Purchaser simultaneously with the Purchase Agreement are sufficient in form to transfer to and vest in the Purchaser all right, title and interest in and to the Assets as contemplated by the Purchase Agreement.

The foregoing opinions expressed herein are subject to certain limitations and exceptions as set forth below:

(A)           We are counsel admitted to practice in the State of [*] and we do not express any opinion with respect to the effect or applicability of the laws of any jurisdiction, other than the laws of the State of [*] and the federal laws of the United States of America.

(B)           The effect of bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting the relief of debtors or the rights and remedies of creditors generally, including without limitation the effect of statutory or other law regarding fraudulent conveyances and preferential transfers.

(C)           Limitations imposed by state law, federal law or general equitable principles upon the specific enforceability of any of the remedies, covenants or other provisions of any applicable agreement and upon the availability of injunctive relief or other equitable remedies, regardless of whether enforcement of any such agreement is considered in a proceeding in equity or at law.

(D)           This opinion letter is governed by, and shall be interpreted in accordance with, the Legal Opinion Accord (the "Accord") of the ABA Section of Business Law (1991). As a consequence, it is subject to a number of qualifications, exceptions, definitions, limitations on coverage and other limitations, all as more particularly described in the Accord, including the General Qualifications and the Equitable Principles Limitation, and this opinion letter should be read in conjunction therewith.

This opinion is furnished pursuant to the request of the addressees hereof and is rendered by us solely for the benefit of the addressees hereof in connection with the Purchase Agreement. We are not hereby assuming any professional responsibilities to any other person whatsoever. This opinion may be relied upon only in connection with the Purchase Agreement. This opinion may not be used, disseminated, circulated, quoted referred to or relied upon by any other person or for any other purpose without our prior written consent.  This opinion is rendered as of the date set forth above, and we express no opinion as to circumstances or events that may occur subsequent to such date.  We assume no duty to update or supplement this opinion to reflect any fact or circumstances that may hereafter come to our attention or reflect any changes in any law that may hereafter occur or become effective.

Very truly yours,